Exhibit 10.4
2SEVENTY BIO, INC.
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY
The purpose of this Non-Employee Director Compensation Policy (the “Policy”) of 2seventy bio, Inc. (the “Company”) is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high-caliber directors who are not employees or officers of the Company or its subsidiaries (“Outside Directors”). This Policy will become effective as of the completion of the distribution of all of the outstanding shares of the Company by bluebird bio, Inc. to bluebird bio, Inc.’s stockholders (the “Effective Date”). In furtherance of the purpose stated above, all Outside Directors shall be paid compensation for services provided to the Company as set forth below:
Cash Retainers
Annual Retainer for Board Membership: $45,000 for general availability and participation in meetings and conference calls of our Board of Directors, to be paid quarterly in arrears, pro-rated based on the number of actual days served by the director during such calendar quarter. No additional compensation will be paid for attending individual meetings of the Board of Directors.
Additional Annual Retainer for Non-Executive Chair:                $35,000
Additional Annual Retainers for Committee Membership:
Audit Committee Chair:    $18,000
Audit Committee member:     $9,000
Compensation Committee Chair:    $15,000
Compensation Committee member:     $7,500
Nominating and Corporate Governance Committee Chair:    $10,000
Nominating and Corporate Governance Committee member:     $5,000
Research and Development Committee Chair:     $15,000
Research and Development Committee member:     $7,500
Chair and committee member retainers are in addition to retainers for members of the Board of Directors. No additional compensation will be paid for attending individual committee meetings of the Board of Directors.
Equity Retainers
Initial Award: An initial, one-time equity award (the “Initial Award”) will be granted to each new Outside Director upon his or her election to the Board of Directors. The Compensation Committee will review this Policy on an annual basis and determine the Value and form of the Initial Award. The Initial Award shall vest in equal annual installments over three years from the date of grant; provided, however, that all vesting shall cease if the director ceases to have a Service Relationship (as defined in the Company’s 2021 Stock Option and Incentive Plan). Any stock option portion of the Initial Award shall expire ten years from the date of grant, and shall have a per share exercise price equal to the Fair Market Value (as defined in the Company’s 2021 Stock Option and Incentive Plan) of the Company’s common stock on the date of grant. This Initial Award applies only to Outside Directors who are first elected to the Board of Directors subsequent to the Effective Date.

Annual Award: On each date of each Annual Meeting of Stockholders of the Company following the Effective Date (the “Annual Meeting”), each continuing Outside Director, other than a director receiving an Initial Award, will receive an annual equity award (the “Annual Award”). The Compensation Committee will review this Policy on an annual basis and determine the Value and form of the Annual Award. The Annual Award shall vest in full upon the earlier of (i) the first anniversary of the date of grant or (ii) the date of the next Annual Meeting; provided, however, that all vesting shall cease if the director ceases to have a Service Relationship, unless the Board of Directors determines that the circumstances warrant continuation of vesting. Any stock option portion of such Annual Award shall expire ten years from the date of grant, and shall have a per share exercise price equal to the Fair Market Value of the Company’s common stock on the date of grant.
Value: For purposes of this Policy, “Value” means with respect to (i) any stock option award, the grant date fair value of the option (i.e., Black-Scholes Value) determined in accordance with the reasonable assumptions and methodologies employed by the Company for calculating the fair value of options under Financial Accounting Standard Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718; and (ii) any award of restricted stock or restricted stock units the product of (A) the closing market price on the Nasdaq Global Market (or such other market on which the Company’s common stock is then principally listed) of one share of the Company’s common stock on the grant date, and (B) the aggregate number of shares of common stock underlying such award.
Sale Event Acceleration: All outstanding Initial Awards and Annual Awards held by an Outside Director shall become fully vested and exercisable or nonforfeitable upon a Sale Event (as defined in the Company’s 2021 Stock Option and Incentive Plan).
Expenses
The Company will reimburse all reasonable out-of-pocket expenses incurred by non-employee directors in attending meetings of the Board of Directors or any committee thereof.
Compensation Limits
The aggregate amount of compensation, including both equity compensation and cash compensation, paid by the Company to any Outside Director in a calendar year for services as an Outside Director period shall not exceed the 75th percentile of the mean of the total amount of cash and equity compensation paid to non-employee directors of the Company’s then-applicable peer group as approved by the Compensation Committee of the Board of Directors; provided, however, that, for the Chair of the Board, such amount shall not exceed 1.25 times the average total compensation paid to incumbent Outside Directors for such year. For the purpose of these limitations, the value of any equity award shall be its grant date fair value, as determined in accordance with FASB ASC 718 or successor provision but excluding the impact of estimated forfeitures related to service-based vesting provisions.
Adopted December 13, 2021.